Exhibit 14.1
Kiwa Bio-Tech Products Group Corporation

Code of Business Conduct and Ethics

January 2005

Introduction

This Code of Business Conduct and Ethics (the "Code") embodies the commitment of Kiwa Bio-Tech Products Group Corporation and its subsidiaries to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards.  All employees and members of our Board of Directors are expected to adhere to those principles and procedures set forth in this Code that apply to them.  We also expect the consultants we retain generally to abide by this Code.

The Code should be read in conjunction with Our Business Principles, which provide in part that, "Integrity and honesty are at the heart of our business.  We expect our people to maintain high ethical standards in everything they do, both in their work for the firm and in their personal lives."  Our Business Principles are attached to this Code.  Each employee, consultant and director should also read and be familiar with the portions of the Compendium of Firmwide Compliance Policies (the "Compendium") applicable to such employee, consultant or director, which Compendium is not part of this Code.

Section I

A. Compliance and Reporting

Employees and directors should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt.  Any employee or director who becomes aware of any existing or potential violation of this Code should promptly notify, in the case of employees, an appropriate contact listed in the Directory of Contacts included in the Compendium and, in the case of directors and the Chief Executive Officer, the Chief Financial Officer and the Principal Accounting Officer (the "Senior Financial Officers"), one of the firm's General Counsel  (we refer to such contacts as "Appropriate Ethics Contacts").  The firm will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

Any questions relating to how these policies should be interpreted or applied should be addressed to an Appropriate Ethics Contact.

B. Personal Conflicts of Interest

A "personal conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the firm.  Personal conflicts of interest are prohibited as a matter of firm policy, unless they have been approved by the firm.  In particular, an employee or director must never use or attempt to use his or her position at the firm to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Service to the firm should never be subordinated to personal gain and advantage. Conflicts of interest should, to the extent possible, be avoided.

Any employee or director who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an Appropriate Ethics Contact.

C. Public Disclosure

It is the firm's policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable.  All employees and directors who are involved in the company's disclosure process, including the Senior Financial Officers, are responsible for acting in furtherance of this policy.  In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the firm and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the firm to others, whether within or outside the firm, including the firm's independent auditors.  In addition, any employee or director who has a supervisory role in the firm's disclosure process has an obligation to discharge his or her responsibilities diligently.

 D. Compliance with Laws, Rules and Regulations

It is the firm's policy to comply with all applicable laws, rules and regulations.  It is the personal responsibility of each employee and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.  The Compendium provides guidance as to certain of the laws, rules and regulations that apply to the firm's activities.

Generally, it is both illegal and against firm policy for any employee or director who is aware of material nonpublic information relating to the firm, any of the firm's clients or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers.

More detailed rules governing the trading of securities by the firm's employees and directors are set forth in the Compendium.  Any employee or director who is uncertain about the legal rules involving his or her purchase or sale of any firm securities or any securities in issuers that he or she is familiar with by virtue of his or her work for the firm should consult with an Appropriate Ethics Contact before making any such purchase or sale.

Section II

A.   Corporate Opportunities

Employees and directors owe a duty to the firm to advance the firm's legitimate business interests when the opportunity to do so arises.  Employees and directors are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the firm has already been offered the opportunity and turned it down.  More generally, employees and directors are prohibited from using corporate property, information or position for personal gain or competing with the firm.

Sometimes the line between personal and firm benefits is difficult to draw, and sometimes both personal and firm benefits may be derived from certain activities.  The only prudent course of conduct for our employees and directors is to make sure that any use of firm property or services that is not solely for the benefit of the firm is approved beforehand through the Appropriate Ethics Contact.

B.   Confidentiality

In carrying out the firm's business, employees and directors often learn confidential or proprietary information about the firm, its clients/customers, prospective clients/customers or other third parties.  Employees and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.  Confidential or proprietary information includes, among other things, any non-public information concerning the firm, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.  Employees and directors should refer to the policies set forth in the Compendium under "The Use and Misuse of Information - Policies and Procedures Regarding Confidential or Proprietary Information, The Chinese Wall" and "Additional Policies Regarding the Protection of Information - Intellectual Property Belonging to Goldman Sachs" for more detailed guidance on this topic.

C.   Fair Dealing

We have a history of succeeding through honest business competition.  We do not seek competitive advantages through illegal or unethical business practices.  Each employee and director should endeavor to deal fairly with the firm's clients, service providers, suppliers, competitors and employees.  No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

D.  Equal Employment Opportunity and Harassment

Our focus in personnel decisions is on merit and contribution to the firm's success.  Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The firm affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual's terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee.  We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

E.   Protection and Proper Use of Firm Assets

All employees should protect the firm's assets and ensure their efficient use.  All firm assets should be used for legitimate business purposes only.

Section III.
Waivers of This Code

From time to time, the firm may waive certain provisions of this Code.  Any employee or director who believes that a waiver may be called for should discuss the matter with an Appropriate Ethics Contact.  Waivers for executive officers (including Senior Financial Officers) or directors of the firm may be made only by the Board of Directors or a committee of the Board.